Exhibit 10.10

Execution Version

Agreement on Funds Flow

Dated: December 30, 2022

This Agreement on Funds Flow (this “Agreement”) is entered into by the undersigned in connection with that certain  Business Combination Agreement (the “BCA”), dated as of June 14, 2022, as amended by that certain amendment dated November 18, 2022 and as may be further amended from time to time, by and among LightJump Acquisition Corporation, a Delaware corporation (“SPAC”), Moolec Science Limited, a private limited company incorporated under the laws of England and Wales (the “Company”), Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440, and Moolec Acquisition, Inc., a Delaware corporation. All capitalized terms used herein but not otherwise defined herein shall have the meanings used in the BCA.

1.	Each of SPAC and the Company hereby agrees and acknowledges that:

(i) attached hereto as Annex A is the Company’s good faith estimate of the Company Transaction Expenses, including reasonable supporting materials for the amount of each item included in Company Transaction Expenses;

(ii) attached hereto as Annex B is the Payment Spreadsheet;

(iii) attached hereto as Annex C is the SPAC’s good faith estimate of the SPAC Transaction Expenses, including reasonable supporting materials for the amount of each item included in SPAC Transaction Expenses;

(iv) the expenses set forth on Annex D constitute the SPAC Transaction Expenses and Company Transaction Expenses that will be paid no later than January 3, 2023. For the avoidance of doubt, all other SPAC Transaction Expenses and Company Transaction Expenses that are not included in Annex D, but are included in Annex A or Annex C, will be paid as soon as practicably possible after the Closing;

(v) attached hereto as Annex E is the invoice delivered by EarlyBird to SPAC pursuant to the EarlyBird Amendment (the “EarlyBird Invoice”);

(vi) to the extent that SPAC and the Company are required to deliver estimates of SPAC Transaction Expenses or the Company Transaction Expenses and Payment Spreadsheet under the BCA, the Backstop Agreement or any other agreement ancillary to the BCA, the execution of this Certification of Funds Flow (including Annex A, Annex B and Annex C hereto) shall satisfy such requirements; and

(vii) The obtention of the D&O Tail Policy that is included and evidenced in Annex A hereto satisfies any obligations of Holdco under Section 8.05(b) of the BCA.

2. Each of the undersigned, including Company, SPAC and LightJump One Founders, LLC (the “Sponsor”), hereby agrees and acknowledges that:

(i) As promptly as practicable after Closing, in any event no later than 10 Business Days after Closing, 255,000 Sponsor’s Shares (as defined below) shall be placed in an escrow account (the “Escrow Account”) for a period beginning on the date on which such Shares are placed in escrow and ended on the date that is 12 months after the Closing Date (such period, the “Escrow Period” and such shares, the “Contingency Shares”). During the Escrow Period, the Company shall have the right to acquire (with the right to thereafter dispose of and liquidate), for no additional consideration, a number of Contingency Shares that is equal in monetary value, based on the terms and conditions set forth herein, to pay for (i) any fees and expenses of SPAC that would constitute a SPAC Transaction Expense where such SPAC Transaction Expense are not contemplated by Annex C and were not paid prior to or at the Closing and where the Company, or any of its subsidiaries, receives an invoice for such SPAC Transaction Expense after the Closing (such fees and expenses, the “Contingent SPAC Transaction Expenses”), and (ii) any expenses incurred by Holdco or its subsidiaries (including SPAC) prior to the end of the Escrow Period in connection with (x) any actual or threatened shareholder litigation brought by former shareholders of SPAC (as of immediately prior to the Closing) arising out of or relating to the transactions contemplated by the BCA and (y) any actual or threatened litigation between EarlyBird or any of its affiliates, on the one hand and Holdco or its subsidiaries (including SPAC) on the other hand to the extent arising out of or relating to the  engagement letter, dated January 8, 2020, between the SPAC and EarlyBird or the EarlyBird Amendment, including, as examples, attorneys’ fees and settlements and (z) any payment due pursuant to the EarlyBird Cash Fee in excess of $1,124,449.76 (the “Contingent Litigation Liabilities” and collectively with the Contingent SPAC Transaction Expenses, the “Contingent Liabilities”). If EarlyBird cancels the EarlyBird Invoice and issues a new invoice stating an EarlyBird Cash Fee equal to $1,124,449.76 or less then Holdco shall pay such EarlyBird Cash Fees and such EarlyBird Cash Fees shall constitute Company Transaction Expenses for purposes of the BCA and Holdco shall release 100,000 Sponsor Shares to the Sponsor from the Escrow Account. If EarlyBird cancels the invoice, and issues a new invoice stating an EarlyBird Cash Fee in excess of $1,124,449.76 (such excess, the “EB Excess”), such invoice has been agreed between Holdco and EarlyBird and such EB Excess is less than the value of the 100,000 Sponsor Shares (determined in accordance with Section 2(ii) as of the date such undisputed invoice is paid), Holdco shall release a number of Sponsor Shares having an aggregate value (determined in accordance with Section 2(ii) as of the date such invoice is paid) equal to the difference between the value of such 100,000 Sponsor Shares (determined in accordance with Section 2(ii) as of the date such invoice is paid) and the EB Excess.

(ii) Upon Company becoming aware of the incurrence of any Contingent Liability by the Company during the Escrow Period, the Company shall promptly notify Sponsor of such Contingent Liability. Sponsor shall be permitted to pay such Contingent Liability directly (and the parties hereby agree that if such Contingent Liability is paid by a reduction to Sponsor Advanced Funds as contemplated under Section 3, such Contingent Liability shall be deemed paid by Sponsor directly). If Sponsor elects to pay such Contingent Liability directly, other than if such Contingent Liability is paid pursuant to a reduction to Sponsor Advanced Funds as contemplated by the previous sentence, (A) Sponsor shall pay such Contingent Liability prior to the date that such Contingent Liability becomes overdue and (B) such Contingent Liability shall be deemed unpaid until Sponsor provides the Company with reasonable written evidence of such payment. If Sponsor does not pay such Contingent Liability directly by the date that such Contingent Liability becomes overdue (or otherwise notifies the Company that it does not intend to pay such Contingent Liability) and Sponsor Advanced Funds are not reduced for such Contingent Liability in accordance with Section 3, each of Sponsor and the Company shall cause the escrow agent to release to the Company, for no additional consideration, from the escrow a number of Contingency Shares equal in value to the amount that would be required to pay for such Contingent Liability after sending written notice of such action to Sponsor. The value of each of the Contingency Shares shall be the average trading price during the 10 Business Days immediately preceding the date of such determination. In the event the Company receives a number of Contingency Shares with value that is greater than the amount required to be paid to satisfy the applicable Contingent Liability or if the Contingent Liability is later refunded or otherwise reduced in amount (including as a result of the Company receiving reimbursement for such Contingent Liability from insurers or other third party sources), the Company shall promptly pay to Sponsor in cash the amount of such difference, refund or reduction. For the avoidance of doubt, the Company shall have sole dispositive power over any Contingent Shares it receives pursuant to this Agreement and all of Sponsor’s interests and rights in such Contingent Shares shall terminate immediately upon acquisition of such Contingent Shares from the escrow account. After the expiration of the Escrow Period, the Contingency Shares that are not acquired by the Company in accordance with this Section 2(ii) to pay for Contingent Liabilities shall be transferred, free and clear of any additional obligations under this Agreement or the BCA and without any additional consideration, back to Sponsor.

(iii) The Company shall use commercially reasonable efforts to mitigate the Contingent Liabilities. The Company shall keep Sponsor reasonably up to date on the incurrence of the Contingent Liabilities, on any disputes with respect to the Contingent Liabilities and provide Sponsor a reasonable opportunity to review any supporting documentation and to reasonably participate in any material discussions with respect to the Contingent Liabilities. The Company shall not settle or agree to any settlement or judgement with respect to any Contingent Liabilities that are in dispute without the prior consent of Sponsor (which shall not be unreasonably withheld, delayed or conditioned) and the Company shall use commercially reasonable efforts to dispute any Contingent Liability to the extent Sponsor reasonably requests that the Company shall dispute such Contingent Liability. The costs and expenses of maintaining any escrow account shall be the obligation of the Company. Each of Sponsor and the Company hereby agrees to, or cause its affiliates to, execute and deliver all such other instruments and documents, and do such other things as may be necessary for the Company and Sponsor to exercise their rights under this Agreement. Except as expressly set forth herein, nothing in this section excludes, restricts or limits in any way any Person’s rights and privileges under the BCA. “Sponsor’s Shares” shall mean any shares in the Company that are owned by Sponsor, whether directly or indirectly, at or immediately after Closing.

3. Each of the undersigned, including Company, SPAC and Sponsor hereby further agrees and acknowledges that (i) $100,000 of the Sponsor Advanced Funds (the “Retained Sponsor Advanced Funds”) shall be retained by the Company (with the remaining portion of the Sponsor Advanced Funds being paid to Sponsor as promptly as practicable after Closing in accordance with Section 10.03(b)(i) of the BCA); (ii) if there are Contingent SPAC Transaction Expenses incurred by the Company after the Closing, the Retained Sponsor Advanced Funds shall be reduced by the amount of such Contingent SPAC Transaction Expenses and the Company shall retain an amount equal to such reduction in order to pay such Contingent SPAC Transaction Expenses, and (iii) the payment by the Company of any remaining portion of the Retained Sponsor Advanced Funds (as it may be reduced pursuant to the foregoing Section 3(ii)) shall be paid by the Company to Sponsor within 45 days of the Closing Date (and such payment shall satisfy Section 10.03(b)(i) of the BCA). To the extent that the Company retains any Sponsor Advanced Funds pursuant to the foregoing and the corresponding SPAC Transaction Expenses is later refunded or otherwise reduced in amount (including as a result of the Company receiving reimbursement for such Contingent Liability from insurers or other third party sources), the Company shall promptly remit to Sponsor the amount of such refund or reduction.

4. Each of the undersigned, including Company, SPAC and Sponsor hereby further agrees and acknowledges that:

(i) pursuant to that certain side letter by and between the Company and the Sponsor dated August 10, 2022, the Sponsor confirms that the amount outstanding and due under that certain promissory note, dated July 8, 2022 executed by the Sponsor to the order of the Company (the “Sponsor Note”), which is $351,954 shall be considered repaid by reducing the SPAC Transaction Expenses Cap by the corresponding amount and the Company hereby releases and forever discharges the Sponsor from any claims, liabilities or obligations under the Sponsor Note. Therefore, SPAC Transactions Expenses Cap is equal to $2,648,046 (the “New SPAC Transaction Expenses Cap”) and any reference to the SPAC Transaction Expenses Cap within the BCA shall be deemed to be a reference to the New SPAC Transaction Expenses Cap;

(ii) Notwithstanding anything to the contrary in the BCA, Sponsor’s obligations to pay SPAC Transaction Expenses are addressed by its obligations herein and, during the Escrow Period, the Company shall not seek remedies directly against Sponsor for payment of any SPAC Transaction Expenses other than pursuant to the provisions set forth herein. After the Escrow Period, Sponsor agrees to be pay for Contingent SPAC Transactions Expenses (if any).

(iii) SPAC hereby fully and irrevocably waives the condition precedent to Closing set forth in Section 9.02(h)(i) of the BCA.

(iv) The Company agrees that on-going fees payable to ICR LLC (“ICR”) pursuant to service provided by ICR after December 30, 2022, that are not set forth on Annex C, do not constitute SPAC Transaction Expenses.

(iv) Article XI, except as explicitly stated within this Agreement, of the BCA shall apply to the agreements made in this Agreement on Funds Flow, mutadis mutandis.

-[Signature page follows]-

Acknowledged and Agreed:

LIGHTJUMP ACQUISITION CORPORATION

By	/s/ Robert M. Bennett
Name:	Robert M. Bennett
Title:	Chief Executive Officer

LIGHTJUMP ONE FOUNDERS, LLC

By	/s/ Robert M. Bennett
Name:	Robert M. Bennett
Title:	Authorized Signatory

MOOLEC SCIENCE LIMITED

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Co-Chairman and Chief Executive Officer

MOOLEC ACQUISITION, INC.

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	President

MOOLEC SCIENCE SA

By	/s/ Gastón Paladini
Name:	Gastón Paladini
Title:	Class A Director

Annex A

Company Transaction Expenses

[Intentionally Omitted]

Annex B

Payment Spreadsheet

[Intentionally Omitted]

Annex C

SPAC Transaction Expenses

[Intentionally Omitted]

Annex D

Closing Payments to be Made

[Intentionally Omitted]

Annex E

EarlyBird Invoice

[Intentionally Omitted]